Nicor Inc.
Form 8-K
Exhibit 99.2

ESCROW AGREEMENT

This agreement provides for the distribution of funds deposited by:

Depositor:     Nicor Inc.
Address:       1844 Ferry Road
Naperville, IL 60563
Attention: Manager, Treasury and Credit

in an interest-bearing escrow account established with:

Escrow Agent:   The Bank of New York Trust Company, N.A.
Address:       2 North LaSalle Street, Suite 1020
Chicago, IL 60602
Attention: Daniel G. Donovan

Whereas Depositor wishes to establish an escrow account with Escrow Agent to provide for payment of amounts offered in settlement of an anticipated civil action in which Depositor and the United States Securities and Exchange Commission (SEC) will be parties, Depositor and Escrow Agent agree as follows:
1. Depositor hereby designates Escrow Agent as depository and escrow agent.
2. Depositor will open a federally-insured, interest-bearing escrow account with Escrow Agent.
3. Depositor shall place in the escrow account the sum of $10,000,000 (US) (the “Deposited Amount”).
4. The Deposited Amount shall be distributed according to the following instructions:
(a) Escrow Agent shall distribute the Deposited Amount according to the terms of a court order, entered by consent in proceedings to which Depositor and the SEC are parties. The SEC will serve a copy of the order upon Escrow Agent; or

(b) Escrow Agent shall distribute the Deposited Amount according to the terms of an administrative order issued by consent by the SEC, in proceedings in which the Depositor is a party. The SEC will serve a copy of the order upon Escrow Agent; or
(c) Escrow Agent shall release the Deposited Amount to Depositor upon receipt of a written notice, signed by the Director of the SEC’s Division of Enforcement, and served upon the Escrow Agent by the SEC; or
(d) Escrow Agent shall release the Deposited Amount to Depositor in the event that the funds are not distributed pursuant to instruction 4(a), 4(b), or 4(c) by December 31, 2006.
5. Earnings on the Deposited Amount shall be distributed to Depositor upon distribution or release of the Deposited Amount pursuant to instruction 4(a), 4(b), 4(c) or 4(d).

Dated     June 28, 2006
/s/ GERALD P. O’CONNOR
Gerald P. O’Connor
Vice President Finance and Treasurer
Nicor Inc.

Escrow Agent acknowledges receipt of these escrow instructions, and agrees to hold and dispose of the sums deposited into the escrow account in accordance with the terms and conditions of this escrow agreement.

Dated     July 6, 2006
/s/ DANIEL G. DONOVAN
Daniel G. Donovan
Vice President
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